                                                                     EXHIBIT 11

                     SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
          Computation of Dilution (Anti-dilution) of Earnings Per Share
                     Resulting from Common Stock Equivalents
            Years ended December 31, 1996, 1995, 1994, 1993 and 1992
                    (Thousands of dollars, except share data)

                                                               1996           1995            1994            1993            1992
                                                               ----           ----            ----            ----            ----

Net earnings (loss)                                          $22,300       $  14,875       $   3,200       $ (30,995)     $ (20,409)
                                                             =======       =========       =========       =========      =========

Weighted average number of common shares
 outstanding during year                                   5,959,469       5,720,666       5,131,900       5,105,706      5,097,994

Weighted average number of maximum shares subject to
 exercise under outstanding stock options at December 31     653,660         675,349         399,955         271,679        190,533
                                                             -------       ---------       ---------       ---------      ---------
                                                           6,613,129       6,396,015       5,531,855       5,377,385      5,288,527

Less treasury shares assumed purchased
 with proceeds from assumed exercise of
 outstanding options (a)                                     315,502         437,575         360,811         239,832        169,065
                                                             -------         -------       ---------       ---------      ---------
Weighted average number of common shares and
 equivalent common shares outstanding after assumed
 exercise of options                                       6,297,627       5,958,440       5,171,044       5,137,553      5,119,462
                                                           =========       =========       =========       =========      =========

Earnings (loss) per share based on above assumptions         $  3.54       $    2.50       $     .62       $   (6.03)     $   (3.99)
                                                           =========       =========       =========       =========      =========
Earnings (loss) per share as reported                        $3.54(b)      $  2.50(b)      $     .62       $   (6.07)     $   (4.00)
                                                           =========       =========       =========       =========      =========



(a) All options are exercisable under a nonqualified plan. The proceeds from assumed exercise of options, aggregate $19,882 in 1996, $16,967 in 1995, $8,896 in 1994, $6,199 in 1993 and $4,467 in 1992; the proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumptions.

(b) Earnings per share assuming full dilution are presented in the statement of consolidated operations as the above calculation results in dilution in excess of 3 percent.